Exhibit 23.2
CONSENT OF INDEPENDENT AUDITOR
We hereby consent to the incorporation by reference as exhibits 99.1 and 99.2 in this registration statement on Form S-1 of Eleven Biotherapeutics, Inc. of our report dated September 20, 2016 relating to the consolidated financial statements of Viventia Bio Inc. and its subsidiaries (the Company) as at December 31, 2014 and December 31, 2015 and for the three-year period ended December 31, 2015, which appears in Eleven Biotherapeutics, Inc.’s Form 8-K/A filed on December 6, 2016. We also consent to the reference to us under the heading “Experts” in such registration statement.
/s/ PricewaterhouseCoopers LLP
Chartered Professional Accountants
Winnipeg, Manitoba
October 4, 2017